Exhibit 3.1

CERTIFICATE ELIMINATING
SERIES A CONVERTIBLE PREFERRED STOCK
FROM THE
CERTIFICATE OF INCORPORATION

OF

BENIHANA INC.

Pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, it is hereby certified that:

1.     The name of the corporation (hereinafter referred to as the “Corporation”) is Benihana Inc.

2.     The designation of the series of shares of stock of the Corporation to which this certificate relates is Series A Convertible Preferred Stock.

3.     The voting powers, designations, preferences, and the relative, participating optional, or other rights, and the qualifications, limitations, and restrictions of the said series of shares of stock were provided for in a resolution adopted by the Board of Directors of the Corporation pursuant to authority expressly vested in it by the provisions of the certificate of incorporation of the Corporation.  A certificate setting forth the said resolution has been heretofore filed with the Secretary of State of the State of Delaware pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware.

4.     The Board of Directors of the Corporation has adopted the following resolution:

RESOLVED, that none of the authorized shares of Series A Convertible Preferred Stock, par value $1.00 per share, of the Corporation (the “Series A Preferred Stock”) are outstanding, and

FURTHER RESOLVED, that none of the shares of Series A Preferred Stock will be issued, and

FURTHER RESOLVED, that the proper officers of the Corporation be and hereby are authorized and directed to file a certificate setting forth this resolution with the Secretary of State of the State of Delaware pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware for the purpose of eliminating from the certificate of incorporation of the Corporation all reference to the Series A Preferred Stock.

Signed on February 8, 2011.

BENIHANA INC.

	By:	/s/ Richard C. Stockinger
	Name:	Richard C. Stockinger
	Title:	President and Chief Executive Officer